UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                                MOVE, INC. (MOVE)
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    62458M108
                                 (CUSIP Number)

                                David Nierenberg
                               The D3 Family Funds
                               19605 NE 8th Street
                                 Camas, WA 98607
                                 (360) 604-8600

                                 With a copy to:

                               Henry Lesser, Esq.
                                DLA Piper US LLP
                             2000 University Avenue
                            East Palo Alto, CA 94303
                                 (650) 833-2000

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 26, 2008
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

CUSIP No.  62458M108
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Fund, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                     2,176,782 common shares (1.4%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           2,176,782
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 2,176,782; for all reporting persons as a group, 13,485,983 shares (8.9%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Bulldog Fund, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    8,394,632 common shares (5.5%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           8,394,632
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 8,394,632; for all reporting persons as a group, 13,485,983 shares (8.9%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Canadian Fund, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    435,829 common shares (0.3%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           435,829
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 435,829; for all reporting persons as a group, 13,485,983 shares (8.9%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The DIII Offshore Fund, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Bahamas
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    2,478,740 common shares (1.6%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           2,478,740
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 2,478,740; for all reporting persons as a group, 13,485,983 shares (8.9%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Nierenberg Investment Management Company, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        13,485,983 common shares (8.9%)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    13,485,983
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 13,485,983 shares; for all reporting persons as a group, 13,485,983 shares (8.9%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Nierenberg Investment Management Offshore, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Bahamas
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,478,740 common shares (1.6%)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,478,740
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 2,478,740; for all reporting persons as a group, 13,485,983 shares (8.9%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  62458M108
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     David Nierenberg
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        13,485,983 common shares (8.9%)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    13,485,983
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     For the reporting person listed on this page, 13,485,983; for all reporting persons as a group, 13,485,983 shares (8.9%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No.1 to Schedule 13D (this "Amendment") amends the below-indicated items from the Schedule 13D previously filed by or on behalf of the undersigned parties (the "Reporting Persons"), as previously amended (the "Schedule 13D"), by supplementing such Items with the information below:

Item 3. Source and Amount of Funds or Other Consideration.

The total amount of funds used by the Reporting Persons to make all purchases of Shares by the Reporting Persons, as reported in Item 5(c), was $4,799,044. The total amount of funds used by the Reporting Persons to make all purchases of Shares beneficially owned by the Reporting Persons, as reported in Item 5
(a, b), was $34,271,169.

Item 5. Interest in Securities of the Issuer.

(a, b) The Reporting Persons, in the aggregate, beneficially own 13,485,983 Shares, constituting approximately 8.9% of the outstanding Shares.

(c) Since the Schedule 13D the following purchases of Shares were made by the Reporting Persons in open market transactions:

                                                   Shares
           Fund                      Trade Date    Bought       Price
        ----------                   ----------    -------      -----
D3 Family Bulldog Fund LP            03/17/2008     60,000      2.49
D3 Family Bulldog Fund LP            03/18/2008     10,000      2.57
D3 Family Bulldog Fund LP            03/19/2008    276,680      2.82
D3 Family Canadian Fund LP           03/19/2008     12,030      2.82
D3 Family Fund LP                    03/19/2008     70,610      2.82
DIII Offshore Fund LP                03/19/2008     83,280      2.82
D3 Family Bulldog Fund LP            03/20/2008     68,970      2.78
D3 Family Canadian Fund LP           03/20/2008      6,195      2.78
D3 Family Fund LP                    03/20/2008     12,800      2.78
DIII Offshore Fund LP                03/20/2008     12,035      2.78
D3 Family Bulldog Fund LP            03/25/2008     59,815      3.06
D3 Family Canadian Fund LP           03/25/2008      2,150      3.06
D3 Family Fund LP                    03/25/2008     15,285      3.06
DIII Offshore Fund LP                03/25/2008     19,804      3.06
D3 Family Bulldog Fund LP            03/26/2008    468,250      3.08
D3 Family Canadian Fund LP           03/26/2008     23,816      3.08
D3 Family Fund LP                    03/26/2008    118,800      3.08
DIII Offshore Fund LP                03/26/2008    135,440      3.08
D3 Family Bulldog Fund LP            03/27/2008     89,850      3.03
D3 Family Canadian Fund LP           03/27/2008      3,962      3.03
D3 Family Fund LP                    03/27/2008     22,590      3.03
DIII Offshore Fund LP                03/27/2008     23,010      3.03
D3 Family Bulldog Fund LP            03/28/2008     11,460      3.04
D3 Family Canadian Fund LP           03/28/2008        595      3.04
D3 Family Fund LP                    03/28/2008      2,970      3.04
DIII Offshore Fund LP                03/28/2008      3,386      3.04

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.

                                       D3 Family Fund, L.P., D3 Family Bulldog
                                       Fund, L.P., and D3 Family Canadian
                                       Fund, L.P.

                                       By: Nierenberg Investment Management
                                           Company, Inc.

                                       Its: General Partner

 March 28, 2008                        By: /s/ David Nierenberg
 -------------------------             -----------------------------------------
                                               David Nierenberg, President

                                       DIII Offshore Fund, L.P.

                                       By: Nierenberg Investment Management
                                           Offshore, Inc.

                                       Its: General Partner

 March 28, 2008                        By: /s/ David Nierenberg
 -------------------------             -----------------------------------------
                                               David Nierenberg, President

                                       Nierenberg Investment Management
                                           Company, Inc.

 March 28, 2008                        By: /s/ David Nierenberg
 -------------------------             -----------------------------------------
                                               David Nierenberg, President

                                       Nierenberg Investment Management
                                           Offshore, Inc.

 March 28, 2008                        By: /s/ David Nierenberg
 -------------------------             -----------------------------------------
                                               David Nierenberg, President

 March 28, 2008                        /s/ David Nierenberg
 --------------------------            ----------------------------------
                                           David Nierenberg